Exhibit 10.4
EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is hereby made between Cantaloupe, Inc. a Pennsylvania corporation (“Company”), and Scott Stewart (“Executive”). Each of Company and Executive is a “Party” to this Agreement, and collectively are the “Parties” to this Agreement.

RECITALS

A.The Company is engaged in the business of cashless payments processing (“Business”).

B.The Company desires to promote Executive to Chief Financial Officer of the Company and Executive desires to accept such promotion effective February 4, 2022 (“Effective Date”), subject to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, upon the foregoing premises, and for good and valuable consideration, the Company and Executive, intending to be legally bound, agree as follows:

1.Employment. Effective as of the Effective Date, the Company shall continue to employ Executive, and Executive shall accept such continued employment and perform services for the Company, upon the terms and conditions set forth in this Agreement.

2.Term of Employment. The term of Executive’s employment under this Agreement with the Company shall be for the period commencing on the Effective Date and continuing until terminated in accordance with Section 8 hereof. The period of Executive’s employment under this Agreement shall be the “Employment Term”.

3.Position and Duties.

(a)Employment with the Company. While Executive is employed by the Company during the Employment Term, Executive shall hold the position of Chief Financial Officer and shall report to the Company’s Chief Executive Officer (“CEO”). Executive shall perform such duties and responsibilities for the Company and its Affiliates consistent with his position and as may otherwise be established from time to time by the CEO, but in all cases consistent with the duties and responsibilities associated with the chief financial officer and chief accounting officer positions for companies of comparable size and nature. Such duties and positions may include service as an officer or director of the Company or its Affiliates, which duties shall be performed without additional compensation. For purposes of this Agreement, “Affiliate” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, or an unincorporated organization, that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.
(b)Performance of Duties and Responsibilities. During the Employment Term Executive shall serve the Company faithfully and to the best of his ability and shall devote his full working time, attention and efforts to the business of the Company. Executive will follow and comply with applicable policies and procedures adopted by the Company from time to time, including without limitation the Company’s Code of Business Ethics and other policies relating to business ethics, conflict of interest, non-discrimination and non-harassment, confidentiality and protection of trade secrets. Executive will not engage in other employment or other material business activity. During his employment with the Company, Executive may participate (i) in civic, religious and charitable activities and personal investment activities, in each case subject to Board approval and (ii) as a member of the board of directors (or similar governing body) of up to one (1) outside company identified to the CEO (with any further such outside positions to be subject to pre-approval by the CEO in his or her discretion), in each case to a reasonable extent, so long as such activities do not interfere with the performance of his duties and responsibilities hereunder nor conflict with Executive’s obligations hereunder (including, without limitation, Executive’s obligations under Section 10 below).
(c)Work Location. During the Employment Term, Executive’s primary place of work will be Malvern, Pennsylvania and Atlanta, Georgia.
4.Compensation.
(a)Base Salary. During the Employment Term, the Company shall pay to Executive a base salary for services at the annual rate of $360,000 (“Base Salary”), which Base Salary shall be paid in accordance with the Company’s normal payroll procedures and policies, as such procedures and policies may be modified from time to time. The Base Salary shall be reviewed and adjusted in the sole discretion of the Board’s Compensation Committee (“Committee”).
(b)Annual Incentive Compensation. Executive will be eligible to earn an annual incentive bonus with a target opportunity equal to 50% of Executive’s Base Salary (the “Target Bonus”), pursuant to the terms and conditions of the Company’s Annual Incentive Plan (“AIP”) as in effect during the applicable period. Except as otherwise expressly set forth in this Agreement, Executive must be employed on the date of payment to be eligible to receive any annual incentive bonus in respect of any applicable fiscal year.
(c)Equity Award. Executive shall be eligible to receive grants of equity and/or equity-based awards in the sole discretion of the Committee and the Board under the Company’s then-current equity plan, subject to the terms and conditions of such plan and an award agreement issued thereunder (including, without limitation, vesting and forfeiture conditions).
(d)Employee Benefits. During the Employment Term, Executive shall be entitled to participate in each employee benefit plan and program of the Company, including health, dental, vision, long-term disability and life insurance, and deferred compensation plans, and annual executive physical examinations, to the extent that Executive meets the eligibility requirements for such individual plan or program. The benefit programs may be changed, amended, or terminated from time-to-time in the discretion of the Company, and the Company makes no assurances of the continuation of any particular benefit plans or programs.
(e)Paid Time Off. During the Employment Term, Executive will be entitled to 18 business days of paid time off during each year of service with the Company, to be accrued and used in accordance with the Company’s policies as in effect from time to time. Employee will use paid time off at times and in a manner so as to minimize disruption to the operations of the Company.
(f)Expenses. During the Employment Term, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by him in the performance of his duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation. Extraordinary and recurring expenses will require prior authorization from the CEO.

5.Confidential Information.
(a)Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means any information in any form related to the Business, that the Company has not made public and that is not generally known to the public, including, without limitation, information relating to the operations, research, development, manufacturing, accounting, purchasing, finances, forecasting, performance, engineering, human resources, customers, vendors, sales, marketing, strategy, future plans and other proprietary matters of the Company and its Affiliates, and information that is entrusted to the Company or its Affiliates in confidence by third parties (“Confidential Information”).
(b)Duty Not to Disclose. During Executive’s employment with the Company and at all times thereafter, except as expressly permitted by the Board in writing, Executive shall keep confidential and not disclose, divulge, furnish or make accessible to anyone or use in any way or form, other than in the ordinary course of the business of the Company, any Confidential Information. Executive shall take reasonable steps to protect the confidentiality of Confidential Information and shall refrain from any acts or omissions that would reduce the value of Confidential Information to the Company or any of its Affiliates.
(c)Acknowledgement. Executive acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company and its Affiliates and represents a substantial investment of time and expense by the Company and its Affiliates, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company and its Affiliates. The Parties acknowledge and agree that Executive’s obligations under this Agreement to maintain the confidentiality of the Confidential Information are in addition to any obligations of Executive under applicable statutory or common law.
(d)Exceptions. The foregoing obligations of confidentiality shall not apply to any Confidential Information to the extent that it (i) is now or subsequently becomes generally publicly known or generally known in the industry in which the Company operates in the form in which it was obtained from the Company (or its applicable Affiliate), (ii) is independently made available to Executive in good faith by a third party who has not violated an obligation of confidentiality to the Company or any of its Affiliates, or (iii) is required to be disclosed by legal process, but solely for such purpose and in which case before making any disclosure Executive shall first notify the Company that he believes he is required to disclose Confidential Information pursuant to legal process and allow the Company reasonable time to oppose such disclosure. Notwithstanding any other provision of this Agreement, Executive understands that he may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Executive does not disclose the trade secret except pursuant to a court order. In addition, nothing in this Agreement shall prohibit Executive from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures or receiving an award for information provided to any governmental agency or entity, in each case that are protected under the whistleblower provisions of federal law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures described in the preceding sentence and is not required to notify the Company that Executive has made such reports or disclosures.

6.Ventures. If, during Executive’s employment with the Company, Executive is engaged in or associated with the planning or implementation of any project, program or venture involving the Company (or any of its Affiliates) and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as approved in writing by the Board, Executive shall not be entitled to any interest in any such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive by the Company as provided herein. Executive shall have no interest, direct or indirect, in any customer or supplier that conducts business with the Company (or any of its Affiliates), unless such interest has been disclosed in writing to and approved by the Board in writing before such customer or supplier seeks to do business with the Company (or any of its Affiliates). Ownership by Executive, as a passive investment, of less than 1.0% of the outstanding shares of any class of stock that is regularly traded on a recognized domestic or foreign securities exchange or over-the-counter market shall not constitute a breach of this Section 6.
7.Patents, Copyrights and Related Matters.
(a)Disclosure and Assignment. Executive shall immediately disclose to the Company any and all improvements, discoveries, processes, know-how, trade-secrets and inventions (“Discoveries”) that Executive may conceive and/or reduce to practice individually or jointly or commonly with others while he is employed with the Company or any of its Affiliates. Executive agrees to assign and does hereby immediately assign, transfer and set over to the Company his entire right, title and interest in and to any and all Discoveries, and in and to any and all intellectual property rights thereto. Executive agrees to execute all instruments deemed necessary by the Company to protect and perfect rights in and to the Discoveries. This Section 7(a) shall not apply to any Discoveries for which no equipment, supplies, facilities, confidential, proprietary or secret knowledge or information, or other trade secret information of the Company or any of its Affiliates was used and that was developed entirely on Executive’s own time, and (i) that does not relate (A) directly to the business of the Company or any of its Affiliates, or (B) to the Company’s or any Affiliate’s actual or demonstrably anticipated research or development, or (ii) that does not result from any work performed by Executive for the Company or any of its Affiliates.
(b)Copyrightable Material. Executive agrees to assign and does hereby assign to the Company all right, title and interest in all copyrightable material (including intellectual property rights therein) that Executive conceives or originates individually or jointly or commonly with others, and that arise during his employment with the Company or any of its Affiliates and out of the performance of his duties and responsibilities under this Agreement. Executive shall execute any and all papers and perform all other acts necessary to assist the Company to obtain and register copyrights on such materials. Where applicable, works of authorship created by Executive for the Company or any of its Affiliates in performing his duties and responsibilities hereunder shall be considered “works made for hire,” as defined in the U.S. Copyright Act.
8.Termination of Employment.
(a)Executive’s employment with the Company and the Employment Term shall terminate immediately upon:
(i)Executive’s receipt of written notice from the Company of the termination of Executive’s employment with or without Cause (or effective on such later date specified in such written notice from the Company);
(ii)Executive’s abandonment of employment or resignation with or without Good Reason;
(iii)Executive’s Disability (as defined below); or

(iv)Executive’s death.
(b)The date upon which Executive’s termination of employment with the Company is effective is the “Termination Date.” For purposes of Section 9 of this Agreement only, with respect to the entitlement to and timing of any payments thereunder, the Termination Date shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Code”). Upon receipt of any notice from Executive of his intended resignation, the Company may in its sole discretion relieve Executive of some or all duties, responsibilities and/or positions hereunder.
9.Payments upon Termination of Employment.
(a)Except as provided in Section 9(h) below, if Executive’s employment with the Company is terminated (i) by the Company without Cause or (ii) by Executive for Good Reason, then, subject to Section 9(g) below, and in addition to the Earned Amounts (as defined below), the Company shall provide Executive:
(i)Cash severance in an amount equal to six (6) months of the Base Salary in effect on the Termination Date (without giving effect to any reduction that is the basis for Executive’s resignation for Good Reason), payable in equal installments following the effective date of the release described in Section 9(g) over the Severance Period (defined below) in accordance with the Company’s regular payroll practices; provided, that if the sixty (60) day period described in Section 9(g) spans two calendar years, then such payments shall commence in the second calendar year (and the first payment in such second calendar year shall include all payments described in this clause (i) that would have been paid absent this proviso); and
(ii)    If Executive is eligible for and takes all steps necessary to continue his and his eligible dependent’s group health insurance coverage with the Company following termination of employment with the Company, the Company will pay for the COBRA premium costs for such coverage, at the same level of coverage that was in effect as of the Termination Date, after the Termination Date for the duration of the Severance Period, or such earlier date COBRA coverage is no longer available to Executive under applicable law or plan.
(b)If Executive’s employment with the Company is terminated for any reason other than under circumstances provided in Section 9(a) above, the Company shall pay to Executive or his beneficiary or his estate, as the case may be only any accrued but unpaid Base Salary and the amount of any other benefits to which Executive is legally entitled as of the Termination Date under the terms and conditions of any benefit plans of the Company in which Executive is participating as of the Termination Date (including, unless such termination of employment is for Cause, any earned but unpaid AIP bonus for the prior fiscal year) (“Earned Amounts”). For the avoidance of doubt, no severance or benefits (other than the Earned Amounts) will be payable to Executive in connection with a termination of employment by reason of: (i) Executive’s abandonment of his employment or resignation other than for Good Reason; (ii) termination of Executive’s employment by the Company for Cause; or (iii) Executive’s death or Disability. The foregoing terms do not waive or compromise or limit any other rights of the Company that may arise from Executive’s conduct that constitutes Cause for termination.
(c)“Cause” hereunder shall mean that one of the following events or conditions has occurred during the Employment Term:
(i)willful act or acts of dishonesty undertaken by Executive that result in substantial gain or personal enrichment of Executive at the expense of the Company, or misappropriation of assets or business opportunities, embezzlement, or fraud committed (or committed at the direction of) or attempted by the Executive;
(ii)unlawful conduct, gross misconduct, or gross negligence on Executive’s part, that is or is reasonably likely to be injurious to the business, finances or reputation of the Company;
(iii)the conviction or indictment of Executive of, or plea of guilty or no-contest by Executive to, a misdemeanor involving moral turpitude or a felony;
(iv)willful failure or refusal by Executive to perform in any material respect Executive’s duties and responsibilities to the Company; or
(v)material breach by Executive of any terms, conditions or representations of this Agreement, any other written agreement with the Company, or of any written policies of the Company, which failure or breach, if curable, has not been cured by Executive to the reasonable satisfaction of the Board within thirty (30) days after written notice thereof to Executive from the Company.
Executive’s termination for Cause shall be effective when approved at a meeting of the Board (excluding Executive) based upon its determination that Executive engaged in an act or omission that constitutes Cause, and the Board shall cause a written notice to Executive of that determination and of the consequent termination of the Executive for Cause.
(d)“Disability” hereunder shall have the meaning set forth in the Company’s group long-term disability plan applicable to Executive for purposes of eligibility for long-term disability benefits; provided, if no such plan or definition exists, then “Disability” shall mean the inability of Executive to perform on a full-time basis the duties and responsibilities of his position with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 60 days, or for more than 90 days during any 180-day period. A period of inability shall be “uninterrupted” unless and until Executive returns to full-time work for a continuous period of at least thirty 30 days.
(e)“Good Reason” hereunder shall mean the occurrence of any of the following without Executive’s consent and not caused by Executive:
(i)the assignment of Executive to any position other than chief financial officer, or any action that causes a material and continuing diminution in Executive’s position, authority, duties or responsibilities as chief financial officer, excluding any diminution attributable solely to the fact that the Company is no longer a public company;
(ii)any material reduction in Executive’s Base Salary or Target Bonus;
(iii)any material breach of this Agreement by the Company, including but not limited to a requirement that Executive report to anyone other than the CEO or the failure of any successor to all or substantially all of the business or assets of the Company to assume this Agreement in writing (other than in the case of merger by which transfer of this Agreement occurs by operation of law); or
(iv)a requirement that Executive relocate his primary work location(s) by more than 50 miles (and that increases Executive’s one-way commute to such location(s));
provided, however, that such events shall constitute Good Reason only if :(A) within thirty (30) days following the occurrence of an event claimed to constitute Good Reason, Executive gives the Company written notice of such event with an express contention that such event constitutes Good

Reason under this Agreement, (B) the Company fails to cure such event within thirty (30) days after receipt of such written notice, and (C) the effective date of Executive’s termination of employment is within ninety (90) days following expiration of such cure period.
(f)In the event of termination of Executive’s employment, the sole obligation of the Company shall be its obligation to make the payments called for by Section 9(a) or Section 9(b) hereof, as the case may be, and the Company shall have no other obligation to Executive or to his beneficiary or his estate, except as specifically provided under the terms of any employee benefit plans or programs maintained by the Company in which Executive then participates or any other written agreement between Executive and the Company.
(g)Notwithstanding the foregoing provisions of this Section 9, the Company shall not be obligated to make any payments to Executive under Sections 9(a) or 9(h) hereof unless Executive has signed, returned to the Company, and not revoked a release of claims in favor of the Company in a form acceptable to the Company, that has become fully effective and irrevocable in accordance with its terms within sixty (60) days following the Termination Date, and Executive is in material compliance with the terms of this Agreement and such release as of the applicable payment dates.
(h)Notwithstanding any other provision of this Agreement, if Executive’s employment with the Company is terminated upon or within twenty-four (24) months following a Change of Control either (i) by the Company without Cause or (ii) by Executive for Good Reason, then, in addition to the Earned Amounts, and in lieu of any payments or benefits under Section 9(a) above and subject to Section 9(g) above, the Company shall pay to Executive an amount equal to the sum of Executive’s annual Base Salary (without giving effect to any reduction that is the basis for Executive’s resignation for Good Reason) plus the cash bonus paid to Executive under the AIP for the last fiscal year of the Company completed prior to the Termination Date, each as in effect as of the Termination Date. Such amount shall be payable in a lump sum not later than 30 days following the effective date of the release of claims provided in Section 9(g). In addition, upon the occurrence of a Change of Control, any then-outstanding and unvested portion of the Equity Award shall immediately vest, subject to Executive’s continued employment with the Company as of immediately prior to the Change of Control in accordance with the Award Agreement.
(i)“Change of Control” shall have the meaning given to such term in the Company’s 2018 Equity Incentive Plan, as amended (or any successor plan). With respect to any amount that is non-qualified deferred compensation subject to Section 409A that becomes payable upon or in connection with the occurrence of a Change of Control, a transaction shall not be considered to constitute a Change of Control unless it also constitutes a change in control event for purposes of Section 409A, and any transaction that constitutes a change in control event for purposes of Section 409A shall be considered a Change of Control.
(j)Notwithstanding anything in this Agreement or any written or unwritten policy of the Company to the contrary, (i) if it shall be determined that any payment, benefit, or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any other agreement between the Company and Executive or otherwise (a “Payment” or “Payments”), would constitute a parachute payment (“Parachute Payment”) within the meaning of Section 280G of the Code and would, but for this Section 9(j), be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to the Executive of the Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Payments be reduced to the minimum extent necessary to ensure that no portion of the Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Payments net of all federal, state, local, foreign income, employment and excise taxes. The Payments shall be reduced in a manner that maximizes Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Any determination required under this Section 9(j), including whether any payments or benefits are Parachute Payments, shall be made by a nationally-recognized accounting firm retained by the Company after consultation with Executive and his advisers. Executive shall provide the Company with such information and documents as the Company may reasonably request to enable the accounting firm to make the determination required by this Section 9(j). The accounting firm’s determination shall be final and binding on the Company and Executive.
10.Non-Competition/Non-Solicitation. Executive acknowledges that the Company has spent significant time, effort and resources protecting its Confidential Information, including, without limitation, its trade secrets, customer goodwill, and employee, supplier, and vendor relationships. During his employment, Executive will have access to the Company’s Confidential Information, and will have significant control and influence over the Company’s customers, suppliers, vendors and employees. In order to protect the Company’s Confidential Information, trade secrets, customer goodwill and the stability of the Company’s workforce, and other legitimate business interests, Executive agrees to the following covenants:
(a)    Non-Competition. During Executive’s employment with the Company or any Affiliate and for a period of two (2) years following the termination of such employment, whether initiated by Executive or the Company, Executive shall not, either directly or indirectly on behalf of himself or any third party, own, operate, lend money to, be a guarantor for, consult with, license intellectual property to, render services as an employee or otherwise to, be a director or officer of (or hold a position similar to a director or officer of), act as agent for, or acquire or hold any interest in or otherwise invest in any person or entity that engages in any business that competes with any segment, division or portion of the Business or any other business then engaged in by the Company or any Affiliates from time to time (including such products and services similar to or competitive with any products or services being developed, produced and/or sold by the Company or any of its Affiliates after the date of this Agreement), in whole or in part, anywhere in the Restricted Area. For purposes of this Agreement, “Restricted Area” means North America and any other geographic location where the Company conducts the Business, or is actively planning to conduct the Business, as of the Termination Date.

Notwithstanding the foregoing, nothing in this Section 10(a) prohibits or otherwise restricts Executive from (i) passively owning or holding less than 1% of the outstanding shares of any class of stock that is regularly traded on a recognized domestic or foreign securities exchange or over the counter market, (ii) investing in hedge or private equity funds or other similar alternative investment vehicles as long as such investment represents less than 2% of the equity interests in any such fund or vehicle and Executive does not play any active role in the activities of the fund or vehicle, (iii) providing services to an entity that does compete with the Business within the meaning of the foregoing paragraph as long as the competitive lines of business represent in the aggregate less than 10% of the revenue of such entity and Executive does not supervise such lines of business at less than two levels above the active day-to-day operations of the lines of business that compete with the business of the Company, or (iv) providing services to an entity that does compete with the Business in excess of the revenue threshold set forth in sub-clause (iii), provided that Executive is employed in a division, unit or operating segment of such business that is not directly or indirectly involved in any competitive line of business, Executive has no supervisory or operational responsibility for such competitive line(s) of business, and Executive and the new employer each provide written assurances reasonably satisfactory to the Company describing Executive’s expected role and confirming that Executive will not have involvement in or responsibility for such competitive line(s) of business.

(b)    Non-Solicitation of Customers and Suppliers. During Executive’s employment with the Company or any Affiliate and for a period of two (2) years following the termination of such employment, whether initiated by Executive or the Company, Executive shall not, either directly or indirectly on behalf of himself or any third party: (i) call on or solicit any customers or prospective customers for the purpose of marketing or selling any products or services that are directly competitive with products or services offered by the Company and its Affiliates, or for the purpose of diverting to a competitor of the Company and its Affiliates any business from the Company or any of its Affiliates; (ii) persuade or attempt to persuade, or induce or attempt to induce, any actual or prospective customer, or actual client, vendor, service provider, supplier, contractor or any other person having material business dealings with the Company or any of its Affiliates to cease doing business or otherwise transacting business with the Company or any of its Affiliates or to reduce the amount of business it conducts or will conduct with the Company; (iii) call on or solicit any material suppliers of the Company or any of its Affiliates; or (iv) otherwise interfere with the relationship between the Company or any Affiliate and its actual or prospective customers, or clients, vendors, service providers, or suppliers. Executive acknowledges that the Company has invested material time and resources in the identification and qualification of its customers and/or suppliers and that the identity, nature and details of its relationships with customers and/or suppliers are unique and proprietary. For purposes of this Agreement, a “prospective customer” means (i) any person solicited by Executive on behalf of the Company for any purpose relating to the Business at any time during Executive’s employment with the Company, and in the case of termination, within the twelve (12) month period immediately preceding the Termination Date and (ii) any person solicited by the Company with Executive’s knowledge for any purpose relating to the Business at any time during Executive’s employment with the Company, and in the case of termination, within the twelve (12) month period immediately preceding the Termination Date.

(c)    Non-Solicitation/No-Hire of Employees. During Executive’s employment with the Company or any Affiliate and for a period of two (2) years following the termination of such employment, whether initiated by Executive or the Company, Executive shall not, either directly or indirectly on behalf of himself or any third party, hire, employ, engage, or attempt to employ or engage any individual who is then a director or officer (or individual holding a similar position) or employee of the Company or any of its Affiliates, or who at any time during the one-year period prior to the Termination Date was an employee of the Company or any Affiliate, or otherwise solicit, request, advise or induce any such employee of the Company or any Affiliate to terminate or otherwise adversely change its relationship with the Company or any Affiliate. The foregoing will not prohibit Executive from (i) soliciting or hiring any individual who served at any time during the Employment Term as Executive’s personal secretary and/or assistant, (ii) following Executive’s termination from employment with the Company, serving solely as a reference for any employee of the Company as long as in serving as a reference Executive does not take any actions that encourages such employee to terminate the employee’s employment with the Company, (iii) encouraging an employee to leave employment with the Company in the good faith performance of Executive’s duties to the Company, for example, as part of Executive’s responsibility to terminate an employee’s employment, or (iv) general advertisement or solicitation for employment that is not specifically directed at employees of the Company (provided, Executive does not hire such a person).
(d)    Reasonableness of Covenants. Executive agrees that the scope and duration of Section 10 are reasonable and necessary to protect the Company’s legitimate business interests. If, at any time, any term or provision contained in Section 10 is finally adjudicated by a court or arbitrator of competent jurisdiction as invalid or unenforceable, the Parties hereby agree that the court or arbitrator making this determination will have the power to reform the scope and/or duration of the term or provision to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable which comes closest to expressing the intention of the invalid or unenforceable term or provision; and

that such reformation will not impact the other provisions of this Agreement and will be enforceable as so modified.

11.Non-Disparagement. During Executive’s employment with the Company or any Affiliate and at all times thereafter, to the fullest extent permitted by law, Executive shall not make any statement that is disparaging or reflects negatively upon the Company or its Affiliates, or any of their officers, directors or employees, to, or that is likely to come to the attention of, (a) any customer, vendor, supplier, distributor or other trade related business relation of the Company or any of its Affiliates, (b) any employee of the Company or its Affiliates, or (c) the media, or any member thereof. Nothing in this Section 11 shall or shall be deemed to prevent or impair Executive from (i) pleading or testifying, to the extent that he or she reasonably believes such pleadings or testimony to be true, in any legal or administrative proceeding if such testimony is compelled or requested, (ii) otherwise complying with legal requirements, (iii) enforcing any rights under this Agreement, or (iv) taking any action Executive in good faith believes to be necessary or appropriate in fulfilling his fiduciary responsibilities to the Company or any Affiliate.

12.Other Post-Termination Obligations.

(a)Resignation from Positions. Immediately upon termination of Executive’s employment with the Company for any reason, Executive will resign from all positions then held as a director, officer or employee of the Company or its Affiliates.
(b)Return of Property. Upon termination of his employment with the Company, or at such earlier time requested by the Company, Executive shall promptly deliver to the Company any and all records and property of the Company or its Affiliates in his possession or under his control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, digital media, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company or any of its Affiliates, and all copies thereof, and keys, vehicles, access cards, access codes, passwords, credit cards, personal computers, telephones and other electronic equipment belonging to the Company or any of its Affiliates; provided, however, that Executive may retain a copy of information solely relating to his personal employment terms and arrangements with the Company.
(c)Cooperation. Following termination of Executive’s employment with the Company for any reason, Executive will, upon reasonable request of the Company or its designee, respond to inquiries and cooperate with the Company in connection with the transition of his duties and responsibilities for the Company; consult with the Company regarding business matters that he was directly and substantially involved with while employed by the Company; and be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that Executive then has or may have knowledge of by virtue of his employment by or service to the Company or any of its Affiliates. In connection with such cooperation requested by the Company, the Company shall reimburse Executive for reasonable out-of-pocket costs incurred as a result of his compliance with his obligations.
(d)Indemnification. Executive shall be entitled to indemnification to the fullest extent permitted by the Company’s governing documents and applicable law. Upon termination of Executive’s employment, the Company will provide indemnification and insurance defense in the same manner and to the same extent as provided to other former officers and directors of the Company.

13.Remedies.
(a)Remedies. Executive acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions of Sections 5, 6, 7, 10, 11 or 12 hereof. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.
(b)Dispute Resolution. Except as provided in the last sentence of this Section 13(b), in the event of any dispute between Executive and the Company relating to this Agreement or Executive’s employment hereunder, before proceeding with any legal claim or process Executive agrees to first notify the Board in writing of the existence and nature of the dispute and to enter into discussions in good faith to resolve such dispute. In the event that the Parties are unable to resolve such dispute within thirty (30) days after written notice of the dispute was first given, either party may proceed with such claim in any other manner permitted by law. This Section 13(b) does not affect any rights that Executive or the Company may have in law or equity to immediately seek emergency or temporary injunctive and other equitable relief.
14.Miscellaneous.
(a)Taxes. The Company will deduct or withhold from any payment made or benefit provided hereunder all federal, state and local taxes which the Company is required or authorized by law to deduct or withhold therefrom or otherwise collect in connection with the wages and benefits provided in connection with Executive’s employment with the Company. This Agreement and the payments and benefits provided hereunder are intended to satisfy, or be exempt from, the requirements of Section 409A of the Code, including current and future guidance and regulations interpreting such provisions (“Section 409A”), to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement or the payments or benefits provided hereunder, it is intended that this Agreement and such payments and benefits comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding anything in this Agreement to the contrary, this Agreement and the payments and benefits provided hereunder shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, if and to the extent required to comply with Section 409A, (i) each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments; (ii) any expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred, and the right to reimbursement shall not be subject to liquidation or exchange for another benefit; and (iii) no payment or benefit required to be paid under this Agreement on account of a termination of Executive’s employment shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A. If Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) shall not be paid during such period, but shall instead be accumulated and paid in a lump sum on the first business day following the earlier of (a) the date that is six months after the separation from service or (b) Executive’s death.
(b)Jurisdiction and Venue. Executive and the Company consent to jurisdiction of the courts of the State of Delaware and/or the federal district courts of the District of Delaware for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims for interpretation, breach or enforcement of this Agreement shall be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Delaware and hereby waives any defense of lack of personal jurisdiction or inconvenient forum.
(c)Waiver of Jury Trial. To the fullest extent permitted under applicable law, Executive and the Company expressly waive any and all rights to a jury trial with respect to any dispute arising out of or in connection with this Agreement.
(d)Governing Law. All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware.
(e)Entire Agreement. This Agreement contains the entire agreement and understanding of the Parties concerning the subject matter hereof. The Parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.
(f)Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the Parties hereto.
(g)No Waiver. No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
(h)Assignment. Neither party may, without the written consent of the other, assign or delegate any of its rights or obligations under this Agreement, except that the Company may, without the consent of Executive, assign or delegate any of its rights or obligations under this Agreement to (i) any corporation or other business entity with which the Company may merge or consolidate, (ii) any corporation or other business entity to which the Company may sell or transfer all or substantially all of its assets or capital stock or equity, or (iii) any Affiliate. The Company shall require any successor to all or substantially all of the business or assets of the Company to acknowledge and assume this Agreement in writing. Upon such assignment and assumption, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the “Company” for purposes of all terms and conditions of this Agreement, including this Section 14. If the Company fails to obtain assumption of this Agreement from any successor in writing or by operation of law, the Company will remain bound by this Agreement.
(i)Representations, Warranties and Covenants. Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement, including without limitation any employment, consulting, confidentiality, non-competition, trade secret or similar agreement to which Executive is a party, nor any judgment, order, decision or decree to which Executive is subject. Executive warrants he is free to enter into this Agreement and to perform the services contemplated herein. Executive is not currently (and will not, to the best knowledge and ability of Executive, at any time during employment with the Company be) subject to any conflicting agreement, understanding, obligation, claim, litigation or condition from any third party. Executive further agrees and covenants that he will not improperly use or disclose in connection with Executive’s employment with the Company any confidential, proprietary or trade secret information of any former employer or third party, and will not bring onto Company premises or copy onto Company equipment or systems any unpublished documents, data or information of any former employer or third party.
(j)Survival. The provisions of this Agreement that by their terms or implications extend beyond the Employment Term, including without limitation Sections 5, 6, 7, 9, 10, 11, and 12 of this Agreement, shall survive the termination of the Employment Term and of Executive’s employment with the Company for any reason.
(k)Counterparts. This Agreement may be executed in two counterparts and delivered by facsimile or other means of electronic communication, each of which shall be deemed an original but both of which shall constitute but one instrument.
(l)Notices. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to the other party on the date delivered when delivered personally, on the date delivered by email if receipt of the message is acknowledged or proven, one (1) business day following the date when sent by nationally recognized overnight delivery service for next business day delivery, provided in each case such notice is properly addressed to the applicable addresses set forth below (or such other address as such party may indicate by notice given pursuant to this Section 14(l)):
If to the Company:
Cantaloupe, Inc.
Attention: Chair, Board of Directors
Attention: General Counsel
100 Deerfield Lane, #300
Malvern, Pennsylvania 19355
Email: legal@cantaloupe.com

If to Executive:
At the last known address and email address in the personnel records of the Company.

(m)Severability. To the extent that any portion of any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and this Agreement shall be unaffected and shall continue in full force and effect.
(n)Captions and Headings. The captions and paragraph headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.
Signature page follows

IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date set forth above.

CANTALOUPE, INC.

/s/ Sean Feeney
By: Sean Feeney
Its: Chief Executive Officer

EXECUTIVE

/s/ Scott Stewart
Scott Stewart

[Signature Page to Stewart Employment Agreement]